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                                                                     EXHIBIT 8.1

                                               March 23, 2001



J. P. Morgan
   a Division of Chase Securities, Inc.
270 Park Avenue, 7th Floor
60 Wall Street
New York, New York 10017

Standard & Poor's Ratings Services,
   a Division of The McGraw-Hill
   Companies, Inc.
55 Water Street
New York, New York  10041

Moody's Investors Service Inc.
99 Church Street
New York, New York  10007

Ambac Assurance Corporation
One State Street Plaza
New York, New York 10004

                         Re:     Mellon Home Equity Line of Credit Trust 2001-1
                                 ----------------------------------------------

Dear Sirs:

         We have acted as special tax counsel to J.P. Morgan Acceptance Corporation I as depositor (the "Depositor") in connection with the transactions set forth in (i) the sale and servicing agreement, dated as of March 1, 2001 (the "Sale and Servicing Agreement"), among Mellon Home Equity Line of Credit Trust 2000-1, a Delaware statutory business trust (the "Trust"), the Depositor, Mellon Bank, N.A., (the "Bank"), as Seller and Servicer, and Wells Fargo Bank Minnesota, N.A., as indenture trustee (the "Indenture Trustee"), (ii) the indenture dated as of March 1, 2001 (the "Indenture") between the Trust and the Indenture Trustee, and (iii) the amended and restated trust agreement, dated as of March 23, 2001 (the "Trust Agreement"), between the Depositor, the Bank, as Seller, and Wilmington Trust Company, as owner trustee (the "Owner Trustee"). The Trust is governed by the Trust Agreement. The assets of the Trust will consist primarily of a pool of home equity line of credit mortgage loans, substantially all of which bear interest at floating rates (the "Mortgage Loans"). Capitalized terms used herein that are not otherwise defined shall have the meanings ascribed thereto in the Sale and Servicing Agreement or the Indenture, as the case may be.

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         Pursuant to the Indenture, the Trust will issue $669,000,000 aggregate principal amount of Home Equity Line of Credit Asset-Backed Notes, Series 2001-1, Class A (the "Notes") and will grant the Mortgage Loans to the Indenture Trustee as security for the Notes. The Notes will have the benefit of an irrevocable and unconditional note guaranty insurance policy issued pursuant to an insurance and indemnity agreement by and among Ambac Assurance Corporation, as note insurer (the "Insurer"), the Bank, the Trust as issuer, the Depositor and the Indenture Trustee (the "Insurance Agreement"). The Notes are being delivered pursuant to the underwriting agreement (the "Underwriting Agreement") relating to the Notes dated March 7, 2001, by and between JPMorgan, a division of Chase Securities Inc., as representative of the several underwriters (the "Representative"), and the Depositor. The Indenture, the Sale and Servicing Agreement, the Trust Agreement, the Insurance Agreement and the Underwriting Agreement are referred to collectively as the "Transaction Documents."

         As special tax counsel, we have examined and relied upon originals or copies, certified or otherwise identified to our satisfaction, of such instruments, certificates, records and other documents and have made such examinations of law as we have deemed necessary or appropriate for the purpose of this opinion. In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies or by facsimile or other means of electronic transmission and the authenticity of the originals of such latter documents.

         Our opinions are also based on the assumption that there are no agreements or understandings with respect to the transactions contemplated in the Transaction Documents other than those contained in the Transaction Documents and that the Transaction is not part of another transaction or another series of transactions that would require the Issuer, any investor or any other participant to treat such transaction or transactions as subject to the disclosure, registration, or list maintenance requirements of Section 6011, 6111, or 6112 of the Internal Revenue Code of 1986, as amended. Furthermore, our opinions are based on the assumption that all parties to the Transaction Documents will comply with the terms thereof, including all tax reporting requirements contained therein.

         As to facts relevant to the opinions expressed herein and the other statements made herein, we have relied without independent investigation upon certificates and oral or written statements and representations of public officials, officers and other representatives of the Depositor, the Bank, the Representative and others, including the statements and representations of the Bank and the Underwriter contained in letters of representations addressed to us and dated as of March 23, 2001. We have also relied on certain factual, numerical and statistical information which is based on the assumptions used in pricing the Notes.

         Based upon the foregoing and subject to the limitations, qualifications, exceptions and assumptions set forth herein, we are of the opinion that as of the date hereof:

         (i) The Notes will be treated as debt instruments for federal income tax purposes.

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         (ii)     The Trust will not be characterized as an association, or
                  publicly traded partnership, taxable as a corporation or as a taxable mortgage pool within the meaning of Section 7701(i) of the Internal Revenue Code of 1986, as amended (the "Code").

         The opinions set forth herein are based upon the existing provisions of the Code, Treasury regulations issued or proposed thereunder, published Revenue Rulings and releases of the Internal Revenue Service and existing case law, any of which could be changed at any time. Any such changes may be retroactive in application and could modify the legal conclusions upon which such opinions are based. The opinions expressed herein are limited as described above, and we do not express an opinion on any other legal or income tax aspect of the transactions contemplated by the Transaction Documents.

         In rendering the foregoing opinions, we express no opinion as to the laws of any jurisdiction other than the federal income tax laws of the United States. This opinion is rendered as of the date hereof and we undertake no obligation to update this opinion or advise you of any changes in the event there is any change in legal authorities, facts, assumptions or documents on which this opinion is based (including the taking of any action by any party to the Transaction Documents pursuant to any opinion of counsel or a waiver) or any inaccuracy in any of the representations, warranties or assumptions upon which we have relied in rendering this opinion unless we are specifically engaged to do so.

         This letter is solely for the benefit of the addressees hereof in connection with the transaction described in the first paragraph above and may not be quoted or relied upon by, nor may copies be delivered to, any other person, nor may this letter be relied upon by any addressee for any other purpose, without our prior written consent.

         We hereby consent to the filing of this letter as an exhibit to a the Corporation's Current Report on Form 8-K and to the references to this firm under the heading "Legal Matters" in the Prospectus, without admitting that we are "experts" within the meaning of the Securities Act of 1933 or the Rules and Regulations of the Commission issued thereunder, with respect to any part of the Registration Statement, the Prospectus and the matters incorporated therein by reference, including this exhibit.

                                                       Very truly yours,


                                                       /s/ Brown & Wood LLP